Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-284608

February 4, 2025

Valero Energy Corporation

Pricing Term Sheet

$650,000,000 5.150% Senior Notes due 2030

Issuer:	Valero Energy Corporation (the “Company”)

Ratings*:	Baa2 (stable) (Moody’s) / BBB (stable) (S&P) / BBB (stable) (Fitch)

Pricing Date:	February 4, 2025

Settlement Date:	February 7, 2025 (T+3)

Denominations:	$2,000 x $1,000

Title:	5.150% Senior Notes due 2030

Principal Amount:	$650,000,000

Maturity Date:	February 15, 2030

Benchmark Treasury:	UST 4.250% due January 31, 2030

Benchmark Treasury Price and Yield:	99-22; 4.320%

Spread to Benchmark Treasury:	T+87 bps

Yield to Maturity:	5.190%

Price to Public:	99.824% of the principal amount

Coupon:	5.150%

Interest Payment Dates:	February 15 and August 15 of each year, commencing August 15, 2025

Make-Whole Call:	T+15 bps

Par Call:	On and after January 15, 2030

CUSIP/ISIN:	91913YBF6 / US91913YBF60

Joint Book-Running Managers:

Citigroup Global Markets Inc.

BofA Securities, Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

Wells Fargo Securities, LLC

Co-Managers:	PNC Capital Markets LLC RBC Capital Markets, LLC Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made to investors on or about February 7, 2025, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day preceding the date of delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day before delivery hereunder should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1(800) 831-9146, BofA Securities, Inc. at 1 (800) 294-1322, J.P. Morgan Securities LLC collect at 1 (212) 834-4533 or Mizuho Securities USA LLC at 1 (866) 271-7403.

This pricing term sheet supplements the preliminary prospectus supplement filed by Valero Energy Corporation on February 4, 2025 relating to the prospectus dated January 30, 2025.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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